Exhibit 10.112

WAIVER AND AMENDMENT NO. 6

TO

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT NO. 6 (this “Amendment”) is entered into as of December 18, 2003, by and among DISCOVERY TOYS, INC., a California corporation (“Borrower”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), the undersigned financial institutions which are now or which hereafter become a party to the Loan Agreement (collectively, the “Lenders” and individually, a “Lender”), and PNC as agent for Lenders (PNC, in such capacity, “Agent”).

BACKGROUND

Borrower, Agent and Lenders are parties to a Revolving Credit and Security Agreement dated as of June 1, 1999 (as amended by Amendment No. 5 dated as of October 1, 2003, Amendment No. 4 dated as of March 17, 2003, Amendment No. 3 dated as of July 29, 2002, Amendment No. 2 dated as of April 25, 2002, Amendment No. 1 dated as of June 1, 2001 and as same may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrower with certain financial accommodations.

Borrower has requested that Agent and Lenders waive various Events of Default and amend provisions of the Loan Agreement as hereafter provided. Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4, the Loan Agreement is hereby amended as follows:

(a) Section 1.2 of the Loan Agreement is amended by amending the following defined terms in their entirety to provide as follows:

“Seasonal Overadvance Amount” shall mean during the Seasonal Overadvance Period the amount set forth below opposite the period corresponding thereto:

April 1, 2004-April 30, 2004	$300,000
May 1, 2004 – May 31, 2004	$600,000
June 1, 2004 – June 30, 2004	$1,000,000
July 1, 2004 – July 31, 2004	$700,000
August 1, 2004 – August 31, 2004	$725,000
September 1, 2004 – September 30, 2004	$850,000
October 1, 2004 – October 31, 2004	$250,000

“Seasonal Overadvance Period” shall mean the period commencing on April 1, 2004 and ending on October 31, 2004.

(b) A new clause is added to the end of Section 2.1 of the Loan Agreement to provide as follows:

“(c) Notwithstanding anything to the contrary set forth herein, at all times during the calendar month of December, 2004, the aggregate outstanding principal balance of all Revolving Advances shall be $0.”

(c) Section 6.10 of the Loan Agreement is amended in its entirety as follows:

“6.10. Tangible Net Worth. Maintain Tangible Net Worth at the end of each fiscal quarter set forth below of not less than the amount set forth opposite such quarter:

Fiscal Quarter Ending	Amount
December 31, 2003	$1,833,400
March 31, 2004	$995,350
June 30, 2004	$612,000
September 30, 2004	$94,000	”

(d) Section 7.10 of the Loan Agreement is hereby amended by amending the last sentence thereof to provide as follows:

“Notwithstanding the foregoing, at all times during the calendar year ending December 31, 2004, Borrower shall be prohibited from paying management fees due under clause (a) above and upstreaming funds to dreamlife under clause (c) above.”

(e) Section 10.18 of the Loan Agreement is amended in its entirety to provide as follows:

“Intentionally Omitted.”

3. Waiver. Subject to satisfaction of the conditions precedent set forth in Section 4 below, Agent on behalf of Lenders hereby waives the Event of Default which has occurred as a result of Borrower’s non-compliance with Section 6.10 (Tangible Net Worth) of the Loan Agreement solely as of the fiscal quarter ended September 30, 2003 provided, however, that actual Tangible Net Worth for such fiscal quarter was not less than ($156,000), as set forth on Borrower’s financial statements for such quarter, which statements shall be in form and substance acceptable to Agent.

4. Conditions of Effectiveness. This Amendment shall become effective upon satisfaction of the following conditions precedent: Agent shall have received (i) four (4) copies of this Amendment executed by Borrower and Agent; (ii) an amendment fee in the amount of $50,000, which amount shall be paid by Agent charging Borrower’s loan account with a Revolving Advance for such amount; and (iii) such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

5. Representations and Warranties. Borrower hereby represents and warrants as follows:

(a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

(b) Upon the effectiveness of this Amendment, Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c) Borrower has no defense, counterclaim or offset with respect to the Loan Agreement.

6. Effect on the Loan Agreement.

(a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as set forth in Section 3 herein, operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

7. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9. Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

DISCOVERY TOYS, INC., as Borrower

By:	/s/ Jack B. Hood
	Name:	JACK B. HOOD
	Title:	CFO

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Robin L. Arriola
	Name:	Robin L. Arriola
	Title:	Vice President

5